EXHIBIT 99.1

Rigel Announces Third Quarter 2006 Financial Results

South San Francisco, CA—November 7, 2006—Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the third quarter and nine months ended September 30, 2006.

For the third quarter of 2006, Rigel reported a net loss of $11.4 million, or $0.46 per share, compared to a net loss of $12.9 million, or $0.56 per share, in the third quarter of 2005. Weighted average shares outstanding for the third quarters of 2006 and 2005 were 25.0 million and 23.2 million, respectively.

Rigel reported revenue from collaborations of $6.1 million in the third quarter of 2006, compared to $3.3 million in the third quarter of 2005. The increase in revenue was primarily due to a $3.0 million milestone payment from Serono resulting from the start of patient enrollment in a Phase I study evaluating the safety and tolerability of R763, a multi-Aurora kinase inhibitor for cancer.

Total operating expenses were $18.9 million in the third quarter of 2006, compared to operating expenses of $17.1 million in the third quarter of 2005. This increase was primarily due to higher stock based compensation expense of $3.4 million in the third quarter of 2006, compared to $0.8 million in the same period last year.

For the nine months ended September 30, 2006, Rigel reported a net loss of $22.2 million, or $0.89 per share, compared to a net loss of $36.4 million, or $1.74 per share, for the same period last year. Rigel recorded revenue from collaborations of $30.3 million for the nine months ended September 30, 2006, compared to $10.5 million for the first nine months of 2005.

As of September 30, 2006, Rigel had cash, cash equivalents and available-for-sale securities of $115.0 million, compared to $122.2 million at June 30, 2006 and $138.2 million at December 31, 2005. Net cash used in the third quarter of 2006 was $7.2 million.

“We made significant progress in our clinical programs this quarter, in particular with our lead product candidate, R788, which in September started patient enrollment in a Phase II study for evaluation in rheumatoid arthritis (RA),” said James M. Gower, chairman and chief executive officer of Rigel. “R788 has the potential to stop the progressive destruction of bone and cartilage in RA patients.  The Phase II study is expected to enroll up to 180 patients with RA who have active RA despite receiving methotrexate. We expect to initiate a second Phase II trial for R788 by the end of this year to treat immune thrombocytopenic purpura, an autoimmune hematological disease. We also recently selected R348, an orally-available, potent and selective inhibitor of Janus Kinase 3 (JAK3), to enter preclinical studies to support an investigational new drug application planned for 2007.”

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory diseases, cancer and viral diseases. Our goal is to file one new investigative new drug (IND) application in a significant indication each year. We have achieved this goal since 2002. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. We have product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis, thrombocytopenia, and asthma and allergy, as well as in cancer.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue clinical development of product candidates and the timing thereof. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “continue,” “could,” “may,” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. Rigel does not undertake any obligation to update forward-looking statements.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Carolyn Bumgardner Wang, WeissComm Partners, Inc.
Phone: 415.946.1065
Email: carolyn@weisscommpartners.com

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:	(unaudited)		(unaudited)
Contract revenues from collaborations	$6,127	$3,282	$30,345	$10,506

Operating expenses:
Research and development	12,316	13,106	36,768	38,547
General and administrative .	3,089	3,169	9,593	9,657
Stock-based compensation expense (see Note A)	3,449	784	10,137	138
Total operating expenses	18,854	17,059	56,498	48,342
Loss from operations	(12,727)	(13,777)	(26,153)	(37,836)
Interest income, net	1,345	871	3,972	1,473
Net loss	$(11,382)	$(12,906)	$(22,181)	$(36,363)
Net loss per common share, basic and diluted	$(0.46)	$(0.56)	$(0.89)	$(1.74)

Weighted average shares used in computing net loss per common share, basic and diluted	24,987	23,235	24,882	20,958

Note A

Stock-based compensation expense excluded from:
Research and development	$1,734	$570	$5,198	$109
General and adminstrative	1,715	214	4,939	29
	$3,449	$784	$10,137	$138

SUMMARY BALANCE SHEET DATA
(in thousands)

	September 30,	December 31,
	2006	2005(1)
	(unaudited)
Cash, cash equivalents and available for sale securities.	$115,012	$138,196
Total assets	124,374	147,668
Stockholder's equity	99,431	108,588

(1)             Derived from audited financial statements